Exhibit 3.38

LIMITED LIABILITY COMPANY AGREEMENT
OF CALUMET RP II, LLC
A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CALUMET RP II, LLC, a Delaware limited liability company (the “Company”), is adopted, executed and agreed to by the sole member of the Company, effective as of September 14, 2012.

1.    Formation.    The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.    Term. The Company shall have a perpetual existence.

3.    Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.    Sole Member.     Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Sole Member”), is the sole member of the Company.

5.    Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Sole Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Sole Member.

6.    Taxes. The Company shall be disregarded as an entity separate from the Sole Member pursuant to Treasury Regulation § 301.7701-3 for so long as the Sole Member remains the Sole Member unless the Sole Member files an election to treat the Company as an association taxable as a corporation for federal income tax purposes.

7.    Authority; Powers and Duties of the Sole Member. The Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement. The Sole Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

8.     Election of Officers; Delegation of Authority. The Sole Member may, from time to time, designate one or more officers with such titles as may be designated by the Sole Member to act in the name of the Company with such authority as may be delegated to such officers by the Sole Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Sole Member. Any action taken by an Officer designated by the Sole Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

9.    Dissolution. The Company shall dissolve and its affairs shall be wound up pursuant to a written instrument executed by the Sole Member at such time, if any, as the Sole Member may elect and at such time, if any, as the Company shall cease to have any members.

10.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT-OF-LAWS RULES).

11.    Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

(Remainder of page intentionally left blank. Signature page follows.)

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the date first written above.

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By: /s/ R. Patrick Murray, II
Name: R. Patrick Murray, II

Title:	Vice President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF
CALUMET RP II, LLC